United Security Bancshares - Net Income $11.3 million for 2007

FRESNO, CA, January 17, 2008 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select:UBFO) reported today the results of operations for year and the 4th quarter of 2007. For the twelve months ended December 31, 2007, net income was $11,257,000 as compared with $13,360,000 in 2006, a decrease of 15.7%. Net income for the 4th quarter was $689,000 as compared with $2,972,000 in 2006, a decrease primarily resulting from a provision for loan loss of $4.2 million during the quarter.

During the 4th quarter of 2007 management, considering the evolving market conditions, undertook a thorough review of the loan portfolio with added focus on real estate construction. The fourth quarter analysis for adequacy of allowance for loan and lease loss incorporates that effort. The Company uses migration analysis and actual loan data for 12 prior quarters to determine historical loss rates by class and loan grade. Additionally, adjustment for changes in economic and qualitative factors were made. These adjustments effectively increased loss rates by 21% for purposes of determining the estimated credit losses.

Year-to-date basic earnings per share for 2007 were $0.94 compared with $1.18 in 2006, a 20.3% decrease. Year-to-date diluted earnings per share for 2007 were $0.94 compared with $1.17 in 2006, a 19.7% decrease. Basic and diluted earnings per share for the 4th quarter were $0.06 compared with $0.26 for 2006.

Woods stated, "The Company recorded a provision for loan losses in the fourth quarter of $4.2 million to reflect the continuing slowdown in the housing sector and general economy. The Company is not involved in subprime lending but is impacted by the housing sector slowdown and decline in real estate values. While the impact is significant, I am pleased we have provided for probable future losses while having earned a respectable return on shareholder equity of 13.7% for 2007."

Return on average equity for the 4th quarter was 3.2% and the return on average assets was .34%. For the same period in 2006, ROAE was 17.8% and ROAA was 1.74%. For the twelve months just ended, return on average equity was 13.7% and the return on average assets was 1.47%. For the same period in 2006, ROAE was 21.0% and ROAA was 2.04%.

A cash dividend of $0.125 per share ($0.50 annually), declared on December 18, 2006, is to be paid on January 23, 2008, to shareholders of record on January 11, 2008. This dividend marks the 77th consecutive quarterly dividend paid since inception. Shareholders' equity ended the quarter at $82.4 million an increase of 24.5% over December 31, 2006. Dividends of $5.9 million were paid out of shareholders' equity to shareholders during the past 12 months. During the last 12 months, $9.8 million from shareholders' equity was used to purchase and retire Company stock of 495,040 shares at an average price of $19.84. During the fourth quarter 2007, 41,963 shares were purchased and retired at an average price of $18.32. The acquisition of the Campbell branch, formerly Legacy National Bank, added $21.5 million to equity in February 2007.

Net interest income for the 4th quarter 2007 was $8.8 million, up $74,000 from 2006 for an increase of .85%. The net interest margin decreased from 5.68% in the 4th quarter 2006 to 4.92% in the 4th quarter of 2007. For the twelve months ended December 31, net interest margin was 5.35% in 2007 and 5.67% in 2006. The decrease is primarily attributable to falling interest rates on loans. Average earning assets increased by $100 million over the past 12 months, averaging $709,278,000 in the 4th quarter of 2007 versus $609,598,000 for same period in 2006.

Noninterest income for the 4th quarter of 2007 was $2,110,000, up from $1,899,000 in 2006 for an increase of $211,000 or 11.1%. Noninterest income for the twelve month periods was $9,664,000 for 2007 and $9,031,000 for 2006, up $633,000 or 7.0%.

Noninterest expense for the 4th quarter was $5,904,000, up $610,000 or 11.5% from the same period in 2006. Noninterest expense for the twelve month period was $21,911,000 in 2007 and $19,937,000 in 2006 for an increase of $1,974,000 or
9.9%. The 4th quarter noninterest expense increase, in part, resulted from the startup of a financial services department ($397,000) during the quarter. For the twelve month period, the increase is attributable to expenses from the Campbell branch that opened in February 2007 along with the financial services department that were offset partly by a significant decline in environmental cleanup costs connected with other real estate owned, during 2006. The efficiency ratio remained stable at 47.4% for 2007 from 47.2% in 2006.

Conditions began unfolding late in the 3rd quarter of 2007 that led management to make appropriate changes to some loan grades and adjust environmental and qualitative factors of the loss reserve model. The results of those efforts determined a provision for loan losses be added to the allowance during the 4th quarter totaling $4.2 million. The provision for loan loss was $6.5 million for the year 2007 compared with $880,000 for same period in 2006. The bank's methodology used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate. No assurances concerning the adequacy of the allowance for loan losses can be made concerning future periods.

For the year, net charge-offs were $5.2 million for 2007 compared with $260,000 for 2006. Other real estate owned was $6,666,000 at the end of the year 2007 compared with $1,919,000 at year end 2006. Management's analysis of the fair values indicates the market values of remaining properties are greater than or equal to the carrying values and no loss is anticipated from the eventual sale of remaining property. Non performing assets were 3.66% of total assets on December 31, 2007 and 1.50% at December 31, 2006. Non performing assets totaled $28,248,000 on December 31, 2007 and $10,056,000 on December 31, 2006.

United Security Bancshares is a $770+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2006, or the quarter ended September 30, 2007 and particularly the section of Management's Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)

                                                     December 31,   December 31,
                                                         2007           2006
                                                     ------------   ------------
Cash & noninterest-bearing deposits in
  other banks                                          $ 26,766       $ 28,771
Interest-bearing deposits in other banks                  2,909          7,893
Federal funds sold                                            0         14,297
Investment securities AFS                                89,415         83,366
Loans, net of unearned fees                             596,527        499,570
  Less: allowance for loan losses                       (10,901)        (8,365)
                                                       ========       ========
Loans, net                                              585,626        491,205
Premises and equipment, net                              15,574         15,302
Intangible assets                                        14,681          3,014
Other assets                                             36,744         34,466
                                                       ========       ========
TOTAL ASSETS                                           $771,715       $678,314
                                                       --------       --------
Deposits:

  Noninterest-bearing demand & NOW                     $184,506       $207,973
  Savings & Money Market                                148,282        167,346
  Time                                                  301,829        211,808
                                                       ========       ========
Total deposits                                          634,617        587,127
Borrowed funds                                           32,280              0
Other liabilities                                         9,047          9,681
Junior subordinated debentures                           13,341         15,464
                                                       ========       ========
TOTAL LIABILITIES                                      $689,285       $612,272
Shareholders' equity:
  Common shares outstanding:
  11,855,192 at December 31, 2007
  11,301,113 at December 31, 2006                      $ 32,587       $ 20,449
Retained earnings                                        49,997         46,884
Fair Value Adjustment - Hedge                                (2)          (147)
Accumulated other comprehensive income                     (151)        (1,143)
                                                       ========       ========
Total shareholders' equity                             $ 82,430       $ 66,042
TOTAL LIABILITIES &
  SHAREHOLDERS' EQUITY                                 $771,715       $678,314
                                                       --------       --------

United Security Bancshares
Consolidated Statements of Income
(dollars in 000's, except per share amounts)
(unaudited)

                                      Three      Three      Twelve     Twelve
                                      Months     Months     Months     Months
                                      Ended      Ended       Ended      Ended
                                     December   December   December   December
                                       2007       2006       2007       2006
                                     --------   --------   --------   --------
Interest income                       $14,245    $12,847    $57,156   $47,356
Interest expense                        5,450      4,126     20,573    14,175
                                      =======    =======    =======   =======
Net interest income                     8,795      8,721     36,582    33,181
Provision for loan losses               4,157        241      6,517       880
Other income                            2,110      1,899      9,664     9,031
Other expenses                          5,904      5,293     21,911    19,937
                                      =======    =======    =======   =======
Income before income tax provision        845      5,086     17,818    21,395
Provision for income taxes                156      2,113      6,561     8,035
                                      =======    =======    =======   =======
NET INCOME                            $   689    $ 2,972    $11,257   $13,360

United Security Bancshares
Selected Financial Data
(dollars in 000's except per share amounts)

                                          Three        Three        Twelve       Twelve
                                          Months       Months       Months       Months
                                          Ended        Ended         Ended        Ended
                                        12/31/2007   12/31/2006   12/31/2007   12/31/2006
                                        ----------   ----------   ----------   ----------
Basic Earnings Per Share                  $0.06        $ 0.26       $ 0.94      $ 1.18
Diluted Earning Per Share                 $0.06        $ 0.26       $ 0.94      $ 1.17

Annualized Return on:

Average Assets                             0.34%         1.74%        1.47%       2.04%
Average Equity                             3.22%        17.77%       13.73%      20.98%
Net Interest Margin                        4.92%         5.68%        5.35%       5.67%

Net Charge-offs to Average Loans           0.57%         0.06%        0.34%       0.08%

                                         12/31/2007     12/31/2006
                                        ------------   ------------

Book Value Per Share                    $      6.95    $      5.86
Tangible Book Value Per Share           $      5.71    $      5.59
Efficiency Ratio                              47.38%         47.23%
Non Performing Assets to Total Assets          3.66%          1.50%
Allowance for Loan Losses
 to Total Loans                                1.83%          1.67%
Shares Outstanding - period end          11,855,192     11,301,113
Basic Shares - average weighted          11,925,195     11,337,694
Diluted Shares - average weighted        11,945,852     11,464,812